Exhibit 99.1
Electric City Corp. Reports Second Quarter 2006 Results

Quarter Focused on Company Recapitalization and Acquisition of Parke Industries
ELK GROVE VILLAGE, IL, August 14, 2006 / PR Newswire/ — Electric City Corporation (OTCBB: ELCY), a leading developer, manufacturer and integrator of energy savings technologies today announced its results for the three-month and six-month periods ended June 30, 2006. The Company reported revenue of $1,334,818 for the three month period ended June 30, 2006 as compared to $1,550,089 for the same period in the prior year. The operating loss for the second quarter of 2006 was $1,695,920 versus an operating loss of $1,473,626 for the same period in 2005. The net loss available to common shareholders for the second quarter of 2006 was $28,392,253 or $6.49 per share as compared to a loss of $2,163,634 or $0.68 per share for the second quarter of 2005. The second quarter net loss available to common shareholders included $23,383,335 in non-cash deemed dividends related to the adjustment in the conversion prices of its Convertible Preferred Stock, interest expense and adjustments in the exercise prices of certain warrants.
Revenue for the first six months of 2006 totaled $2,481,163 versus $1,800,802 for the first six months of 2005. The operating loss reported for the first six months of 2006 was $3,383,892 as compared to an operating loss of $2,318,753 for the first six months of 2005. The net loss available to common shareholders was $30,964,148, or $7.94 per share for the first half of 2006 versus a net loss of $3,173,692, or $1.06 per share for the same period in 2005. The net loss available for common stockholders included $23,649,725 in non-cash deemed dividends associated with the adjustment in the conversion price of its Series E convertible preferred stock, interest expense and the adjustment of the exercise prices of certain warrants.
Significant events that occurred during the second quarter of 2006 include:
•	The acquisition of Parke P.A.N.D.A. Corporation, which closed on June 30th;

•	Raising $17,875,000 thought the private placement of our common stock;

•	Repayment of all of our convertible term;

•	Conversion of our convertible revolver into common stock;

•	Conversion of our Series E convertible preferred stock to common stock, thereby eliminating future dividends on the Series E;

•	The appointment of Daniel Parke as our President and Chief Operating Officer;

•	Completion of the 1 for 15 reverse split of our common stock;

•	Our move from the American Stock Exchange to the OTC Bulletin Board.
“It was a very busy quarter for us,” commented David Asplund, Electric City’s Chief Executive Officer. “Our top priority during this period was to ensure that we successfully recapitalize the company and complete the acquisition of Parke Industries. As previously stated and as evidenced by some of our recent press releases this acquisition represented a defining transaction and a pivotal moment in our history. We were delighted that the majority of our prior Series E Convertible Preferred Stockholders, some of whom currently serve on our Board of Directors shared Managements’ vision for our Company and agreed to invest the vast majority of the $17.875 Million funding which was necessary to complete the transaction. In addition to the purchase of Parke Industries, this large funding raise allowed us to completely pay down all debt leaving us today with a very clean balance sheet and in a strong position of roughly $9.5 million cash in the bank at the end of the quarter that will greatly enhance our ability to begin to scale our revenue growth towards future profitability.
Following the finalization of our acquisition of Parke Industries we were happy to report to shareholders that the Company named Mr. Dan Parke, founder and President of Park Industries to serve as the President and Chief Operating Officer of Electric City. Dan having already built a very successful energy services business in California, will become the architect and driving force behind our Company’s push towards becoming the leading national energy reduction platform public company. Dan was very busy during the quarter planning for the eventual closing of the transaction and the need to adequately enhance the size and strength of our sales team . Upon closing of the acquisition Dan immediately hired several new salespeople to join the existing team and began extensive product and sales training.

Of course while senior management and our board of directors spent a tremendous amount of time during the quarter to negotiate and finalize this pivotal transaction, it is important for our shareholders to know that during this period the Company continued to build new business opportunities and relationships with new and existing customers. Recently we announced Naked Juice and Galpin Motors as some examples of these business wins and with the integration and cross training of our sales teams, we expect to begin to deliver to our shareholders much larger and more frequent examples of business transactions across all of our business lines required for our future growth.
We have said this before but it needs to be repeated and reinforced: with the cost of electricity rising daily and threats of power interruption across many key economic areas of our nation prevalent, demand has never been greater for energy efficiency solutions. The present market for our energy saving services and technologies for lighting and HVAC systems is estimated to exceed $200 billion. We have built the right team and possess the right technologies to capitalize on this demand. With energy prices at historical highs, legislators passing favorable rules and regulations and utilities paying for demand response and offering considerable incentives and rebates for energy efficiency and demand side management programs, we could not ask for a better opportunity to grow our business. As a result, having watched us put this team and expanded business plan together we believe that our shareholders will be rewarded as we build into a national leading energy reduction platform public company,” concluded Mr. Asplund.
A full analysis of the three-month and six-month period results are available in the Company’s 10-Q, which is available on the Company’s website at www.elccorp.com or on Edgar.
About Electric City Corp.
Electric City is a developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois and is traded on the OTC Bulletin Board under the symbol ELCY. Additional information is available at the company’s website at http://www.elccorp.com or by calling 847-437-1666.
Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Electric City’s current Annual Report on form 10-K or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.